Exhibit 99.1

Tianli Agritech, Inc. Announces Appointment of Three New Directors

Includes Peter Gadkowski, a US Based Director with Extensive Pork Industry Experience

WUHAN CITY, CHINA—(Marketwire - 12/6/10) - Tianli Agritech, Inc. (NASDAQ:OINK - News) (“Tianli” or “the Company”), a leading producer of breeder hogs and meat hogs based in Wuhan City, China, today announced that Tianli’s Board of Directors appointed Mr. Peter Gadkowski, Dr. Huanchun Chen, and Mr. Jianguo Hu to Tianli’s Board. Mr. Changxin Wu and Mr. Guoping Wang have resigned from Tianli’s Board of Directors due to other time commitments.

Mr. Gadkowski is an attorney in private practice with extensive securities and corporate legal experience. He also has significant expertise in the pork industry. He founded and managed WPP Holding Corp., a 30,000 sow facility in Yuma, Colorado backed by over $100 million of institutional funding. Mr. Gadkowski served as the General Counsel and CFO of Premium Standards Farms, Inc. In that role, he oversaw the Company’s expansion which included obtaining financing that led to $600 million of funding, enabling it to expand its facilities and attain annual production of over six million market hogs.

Mr. Gadkowski began his career as an enforcement attorney in the SEC’s Division of Enforcement. He holds a JD, having graduated magna cum laude from the California Western School of Law, an MBA in Finance and a BS in Business and Economics, both earned at Lehigh University.

Mr. Gadkowski noted “I’ve recently returned from Wuhan City where I had the opportunity to meet extensively with Ms. Li and other members of the Company’s management, and to visit one of the Company’s production facilities. I was very impressed with the clarity of the Company’s growth strategy as well as the quality of the operating standards and procedures I saw at one of Tianli’s facilities. I look forward to working with the Company as it moves forward to become a major breeder and producer of hogs in China.”

Dr. Chen is a professor at the Chinese Academy of Engineering and an expert in infectious diseases of domesticated animals. He graduated with a degree in Veterinarian Medicine from the University of Munich, Germany. He is also the Vice President and Professor of Huazhong University of Agriculture. Dr. Chen has taken a leading role in controlling outbreaks of infectious diseases impacting hogs in China, including developing new diagnostics and vaccinations.

Mr. Hu has been the Vice General Manager and Technical Director at Tianli Agritech, Inc. since 2008, and he leads the Company’s research and directs its breeding production. He was previously the Executive Director of Hubei Provincial Association for Hog Raising, and the Director of the Wuhan Nanhu Modern Pig Raising Technology Research Center, which conducts research and promotion of modern hog raising techniques.

Mr. Gadkowski, an independent director, will serve on Tianli’s Audit Committee and the Nominating Committee. Dr. Chen is also an independent director.

“I warmly welcome Mr. Gadkowski, Dr. Chen and Mr. Hu to our board.” stated Tianli’s Chairwoman and CEO, Ms. Hanying Li. “They bring many years of industry experience and strong business acumen. Their capital markets, operations and legal expertise will be very helpful as we continue to build a larger and stronger company. At the same time, we would like to sincerely thank Mr. Changxin Wu and Mr. Guoping Wang for their services and thoughtful contributions to the Tianli Board. We wish them well in all of their future endeavors.”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People’s Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. It currently has an annual production capability of approximately 110,000 hogs and is working to increase capacity to 130,000 hogs. The Company conducts genetic breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Tianli Agritech, Inc.	Investor Relations
Ms. Zoe Guo	John Mattio, SVP

US Representative	HC International, Inc.
Phone: (818)-640-5616	Tel: US +1-203-616-5144
Email: zoe@tianli-usa.com	Email: john.mattio@hcinternational.net
Web: http://www.tianli-china.com	Web: http://www.hcinternational.net